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                                                                    Exhibit 10.3

                                  June 15, 1998


Darlene Deptula-Hicks
2 Sarah's Way
Newton, NH  03858

Dear Darlene:

         We are pleased to offer you the position at Implant Sciences of Vice President, Chief Financial Officer at an annual salary of $100,000 including family medical insurance. In addition, we offer you a $10,000 bonus when the IPO closes. After that, your bonus program will be tied to profitability (formula to be worked out later) up to 25% of your base salary.

         We also include an option to purchase 20,000 post-split (post IPO shares) at the IPO price.

         The following will highlight some benefits offered to all employees of Implant Sciences Corporation ("ISC"):

         We offer medical insurance with Tufts Health Plan. Tufts is an HMO where your primary care physician is responsible for coordinating all your health care needs and any referrals to specialists. There is a $10.00 per visit office co-payment, with generic prescriptions costing $6.00 and brand name $16.00. Routine annual eye exams are also covered at $10.00 per visit as long as you used a participating optometrist. There is a Pediatric Dental Benefit which covers all children under 12. An office co-payment does not apply to this, as long as you choose from the list of participating dentists. Please refer to the Tufts literature enclosed.

         At this time, the cost to you for your medical insurance is $35.00 per week. There is a 30-day waiting period for coverage.

         You will receive ten paid holidays, five sick days and three weeks paid vacation, except for your first year which will be two weeks paid vacation. An explanation of the eligibility requirements will be reviewed with you.

         In addition to this, the company sponsors a dental/eye wear program where you will be reimbursed at 80% for all dental procedures and eye wear for you and your covered dependents, up to $300 per year. Upon submitting proof of payment you will be reimbursed for these expenses.



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         After six months of employment, you will be automatically enrolled for short and long term disability insurance, at no cost to you. You also have the opportunity to purchase term life insurance. The value of the policy would be equal to two times your annual salary with a $50,000 maximum. The premium varies by age and will be calculated for you if you request it.

         You will be eligible to participate in our 401k retirement plan after 12 months of employment. We have two open enrollment times per year -- January and July.

         I have included a sheet which summarizes most of these items for you.

         Additionally, a condition of your employment at Implant Sciences Corporation requires you to execute a Confidentiality Agreement, a copy of which is attached. You will need to sign this on your first day of work so that it may be properly witnessed.

         This offer will remain open until Monday, June 22, 1998. I look forward to hearing from you with your decision. Please feel free to call me with any questions you may have.

                                               Sincerely,

                                               IMPLANT SCIENCES CORPORATION


                                               By:  /S/ A. J. Armini
                                                    ----------------------
                                                    A. J. Armini, President


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